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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G

                                    Under
                      The Securities Exchange Act of 1934
                               (Amendment No.__)


                                CONDUCTUS, INC.
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                                (Name of Issuer)

                   Common Stock, $0.0001 par value per share
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                         (Title of Class of Securities)

                                   206784100
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                                 (CUSIP Number)


                               January 27, 2000
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           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               [_] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO.  206784100                  13G                         Page 2 of 5

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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      AGILENT TECHNOLOGIES, INC., 41-1663185

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          558,212
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          558,212
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      558,212
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not applicable
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.8%

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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

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*  All calculations are based on 7,156,716 shares of Conductus, Inc. Common
Stock outstanding according to Conductus, Inc.'s Form 10-Q filed with the Securities and Exchange Commission on November 12, 1999.
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CUSIP NO.  206784100                  13G                         Page 3 of 5


ITEM 1.

          (a)  NAME OF ISSUER:

               Conductus, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               969 West Maude Avenue, Sunnyvale, CA 94086

ITEM 2.


          (a)  NAME OF PERSON FILING:

               Agilent Technologies, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3000 Hanover Street, Palo Alto, California 94304

          (c)  CITIZENSHIP:

               Delaware

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock of $0.0001 par value per share

          (e)  CUSIP NUMBER:

               00846U 10 1

ITEM 3.   TYPE OF PERSON REPORTING UNDER RULES 13d-1(b) OR 13d-2(b):

          Not applicable

ITEM 4.   OWNERSHIP

          (a)  Amount Beneficially Owned:  558,212

          (b)  Percent of Class:  7.8%

          (c)  Number of Shares as to Which Such Person Has:

               (i)   Sole power to vote or to direct the vote:                    0
               (ii)  Shared power to vote or to direct the vote:            558,212
               (iii) Sole power to dispose or direct the disposition of:          0
               (iv)  Shared power to dispose or direct the disposition of:  558,212

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CUSIP NO.  206784100                  13G                         Page 4 of 5


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 27, 2000                          By:  /s/ Marie Oh Huber
Date                                         ---------------------------------
                                               Marie Oh Huber
                                               Assistant General Counsel and
                                               Assistant Secretary